UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2017

PARATEK PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36066	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

75 Park Plaza Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

(617) 807-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On June 27, 2017, Paratek Pharmaceuticals, Inc. (the “Company”) and Paratek Pharma, LLC entered into Amendment No. 3 (the “Amendment”) to the Loan and Security Agreement dated September 30, 2015 (as amended, the “Loan Agreement”), with Hercules Technology II, L.P., Hercules Technology III, L.P., and Hercules Capital, Inc., as agent (the “Agent” and, together with Hercules Technology II, L.P., Hercules Technology III, L.P., the “Lenders”).

The amendment increased the amount that the Company may borrow by $10.0 million, from up to $50.0 million to up to $60.0 million, in multiple tranches.  The additional $10.0 million tranche (the “Fourth Tranche”) is available at the Company’s option through December 15, 2017. If drawn, the Fourth Tranche shall bear interest and have the same maturity as all other loans outstanding under the Loan Agreement.  The Company borrowed the first tranche of $20.0 million upon the closing of the Loan Agreement on September 30, 2015, and the second tranche of $20.0 million on December 12, 2016 (collectively, the “Initial Tranches”).  Concurrently with the closing of the Amendment, the Company borrowed a third tranche of $10.0 million (the “Third Tranche”).

The Amendment also extends the date on which the Company is required to begin making monthly principal installments under the Loan Agreement from January 1, 2019, to January 1, 2020, subject to the Company’s receipt of marketing approval for the Company’s lead product candidate, omadacycline (the “Interest Only Period Extension Event”).  Beginning on January 1, 2019, or, if the Company achieves the Interest Only Period Extension Event, January 1, 2020, the Company will make payments in equal monthly installments of principal and interest, with the balance of outstanding loans due on the original maturity date of the Loan Agreement.

The Amendment reduces the final payment fee due with respect to the Third Tranche from to 4.5% to 2.25% if the obligations under the Loan Agreement are repaid in full on or prior to September 30, 2017, following the Agent’s election not to consent to a proposed third-party, non-equity financing arrangement (excluding any stock issuance).  The final payment fee with respect to the Fourth Tranche, if drawn, is 2.25%.

If the Company prepays the loan prior to maturity, it will pay the Lenders a prepayment charge, based on a percentage of the then outstanding principal balance, equal to (i) 1% with respect to the Third Tranche and the Fourth Tranche (if drawn) or (ii) 2% with respect to the Initial Tranches if the prepayment occurs prior to April 1, 2019, or equal to 0% if the prepayment occurs on or after April 1, 2019.

In connection with the borrowing of the Third Tranche, on June 27, 2017, the Company issued a warrant to Hercules Capital, Inc. that is exercisable for an aggregate of 5,374 shares of Common Stock at an exercise price of $23.26 per share (the “Warrant”). The Warrant may be exercised on a cashless basis. The Warrant is exercisable for a term beginning on the date of issuance and ending on the earlier to occur of five years from the date of issuance or the consummation of certain acquisitions of the Company as set forth in the Warrant. The number of shares for which the Warrant is exercisable and the associated exercise price are subject to certain proportional adjustments as set forth in the Warrant.

The descriptions of the Loan Agreement, the Amendment and the Warrant contained herein do not purport to be complete and are qualified in their entirety by reference to the complete text of the Loan Agreement, the Amendment and the Form of Warrant.  The Loan Agreement was filed as an exhibit to the Company’s Form 10-Q/A filed on December 3, 2015, and the form of Warrant and Amendment are attached hereto as Exhibits 4.1 and 10.1, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 above relating to the Amendment is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information in Item 1.01 above relating to the issuance of the Warrant is incorporated by reference into this Item 3.02.

Neither the Company nor the Lenders engaged any investment advisors with respect to the issuance of the Warrant and no finders’ fees were paid to any party in connection therewith. The issuance of the Warrant was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act, as they were sold to an accredited investor with which the Company had a prior relationship.

Item 8.01.	Other Events

Based upon the Company’s current operating plan, the Company anticipates that its existing cash, cash equivalents and marketable securities, the Fourth Tranche available under the Loan Agreement and anticipated regulatory and commercial milestone payments from the Company’s Collaborative Research and License Agreement with Allergan, plc and License and Collaboration Agreement with Zai Lab (Shanghai) Co., Ltd., will enable the Company to fund its operating expenses and capital expenditure requirements through the second quarter of 2019.

Item 9.01.	Financial Statements and Exhibits.

Number	Description

4.1	Form of Warrant

10.1

Amendment No. 3 to Loan and Security Agreement dated June 27, 2017, by and between Paratek Pharmaceuticals, Inc., Paratek Pharma, LLC, Hercules Technology II, L.P., Hercules Technology III, L.P., and Hercules Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 29, 2017	PARATEK PHARMACEUTICALS, INC.

	By:	/s/ Douglas W. Pagán
Name: Douglas W. Pagán
Title: Chief Financial Officer

EXHIBIT INDEX

Number	Description

4.1	Form of Warrant

10.1

Amendment No. 3 to Loan and Security Agreement dated June 27, 2017, by and between Paratek Pharmaceuticals, Inc., Paratek Pharma, LLC, Hercules Technology II, L.P., Hercules Technology III, L.P., and Hercules Capital, Inc.